Exhibit 5



                               November   , 1998


The Interpublic Group of Companies, Inc.
1271 Avenue of the Americas
New York, New York 10020

      Re:  The Interpublic Group of Companies, Inc.,
           Registration Statement on Form S-3

Ladies and Gentlemen:

           I am General Counsel of The Interpublic Group of Companies, Inc., a Delaware corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the above-captioned Registration Statement on Form S-3 (the "Registration Statement"), relating to the registration of 792,735 shares of the Corporation's Common Stock, $.10 par value (the "Shares"), and related Rights (the "Rights") to purchase Series A Cumulative Participating Preferred Stock without par value issuable in certain circumstances with the shares of Common Stock.

           In arriving at the opinions expressed below, I have examined and relied on the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Corporation and such other instruments and other certificates or public officials, officers and representatives of the Corporation and such other persons, and I have made such investigation of law, as I have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, I have assumed and have not verified that the signatures on all documents that I have examined are genuine.

           Based on the foregoing, it is my opinion that:

           1. The Corporation is validly existing as a corporation in good standing under the laws of the State of Delaware.

           2. The Shares have been duly authorized by all necessary corporate action of the Corporation, and are legally issued, fully paid and non-assessable.

           3. The Rights have been duly authorized and are the valid, binding and enforceable obligations of the Company.

           Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) I have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable and it to the extent necessary to make such agreement or obligation enforceable against it, and
(b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principals of


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equity.

           I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name in the Registration Statement and the related Prospectus under the caption "Legal Matters." By giving such consent, I do not admit that I am an "expert" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.



                                  Very truly yours,

                                   /s/ Nicholas J. Camera
                                  -----------------------------
                                  Nicholas J. Camera
                                  Vice President, General Counsel
                                  and Secretary


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